Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Bristow Group Inc.:
We consent to the incorporation by reference in the registration statement No. 333-192182, No. 333‑115473, No. 333-121207, and No. 333-145178 on Form S-8, No.333-147690 on Form S-4 and No. 333-183816 on Form S-3 of Bristow Group Inc. of our reports dated May 21, 2014, with respect to the consolidated balance sheets of Bristow Group Inc. and subsidiaries as of March 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ investment, and cash flows for each of the years in the three-year period ended March 31, 2014, and the effectiveness of internal control over financial reporting as of March 31, 2014, which reports appear in the March 31, 2014 annual report on Form 10‑K of Bristow Group Inc.
Our report dated May 21, 2014, on the effectiveness of internal control over financial reporting as of March 31, 2014, contains an explanatory paragraph that states the scope of management's assessment of the effectiveness of internal control over financial reporting includes all of the Company's consolidated operations except for the operations of Eastern Airways International Limited (Eastern Airways), which the Company acquired on February 6, 2014. Eastern Airways’ operations represent 1.3% of the Company’s consolidated revenues for the fiscal year ended March 31, 2014 and assets associated with Eastern Airways’ operations represent 3.3% of the Company’s consolidated total assets as of March 31, 2014. Our audit of internal control over financial reporting of Bristow Group Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of Eastern Airways’ operations.

/s/ KPMG LLP
Houston, Texas
May 21, 2014